DIALYSIS CORPORATION OF AMERICA
                  Reports Record Sales and Earnings for 2004

Linthicum, Maryland, March 30, 2005 - Dialysis Corporation of America (NASDAQ-DCAI) announced financial results for the year December 31, 2004. Revenues for the year were $40,986,000 compared to $29,997,000 for 2003, an increase of 37%. Net income for 2004 was $2,214,000 compared to $1,150,000 for 2003, an increase of 93%.

Financial and operating highlights include:

* Both quarterly and annual revenues achieved record highs. Quarterly revenues were $11,686,000 compared to $7,979,000 for the fourth quarter 2003, an increase of 46%.

* Both quarterly and annual net income achieved new record levels. Net income for the quarter increased by 63% to $762,000, compared with $466,000 for the fourth quarter of 2003.

* Earnings per share for the quarter grew to $.09 per share ($.09 diluted) compared with $.06 per share ($.05 diluted), while we experienced an increase to $.27 per share ($.25 diluted) for the year from $.15 per share ($.13 diluted) for 2003.

* Seven new dialysis centers were added to our operations during 2004, with an additional five new centers under development at the end of the year.

Stephen Everett, President and Chief Executive Officer, stated, "2004 proved to be a tremendous year for our company on many fronts. We achieved record financial performance for the year, while preserving the integrity of our operating systems and strategic initiatives, and simultaneously achieved clinical outcomes above the national average. The opening of seven new centers last year, in concert with the five currently under development and our ongoing negotiations for additional outpatient centers, have positioned us well for 2005, and beyond. As always, we expect initial operating costs at our new centers to potentially negatively impact our near term earnings, while providing a favorable impact as their patient bases mature. We remain enthusiastic about the previously announced intent to merge Medicore Inc., our parent company, into our company. Among other things, this transaction will provide us with additional capital resources to pursue the company's expansion plans for the coming year."

Dialysis Corporation of America currently owns or manages 23 free standing kidney hemodialysis centers in Pennsylvania, New Jersey, Georgia, Ohio, Maryland, Virginia and South Carolina providing patients with a full range of quality in-center, and at-home hemodialysis services, as well as providing in-hospital services in many of our markets. With the completion of the five centers under development, DCA will have 28 centers in operation.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, growth and profitability not being able to be maintained, receipt of satisfactory tax and fairness opinions and shareholder approval relating to the Medicore merger, delays beyond Dialysis Corporation of America's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, regulation of dialysis operations, government rate determination for Medicare reimbursement, and other risks detailed in the company's filings with the SEC, particularly as described in Dialysis Corporation of America's annual report on Form 10-K for the fiscal year ended December 31, 2004. Other company press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the SEC are available on Dialysis Corporation of America's internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Stephen Everett, President and CEO of Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone No. (410) 694-0500.

                   DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS



                           Year Ended December 31,

        2004
        2003
        2002
Operating revenues:
  Medical service revenue                             $40,449,562   $29,676,388   $25,162,380
  Other income                                            536,434       320,580       191,213
                                                      -----------   -----------   -----------
                                                       40,985,996    29,996,968    25,353,593
                                                      -----------   -----------   -----------

Cost and expenses:
  Cost of medical services                             23,545,586    18,220,891    15,066,551
  Selling, general and administrative expenses         12,088,521     9,357,552     7,500,029
  Provision for doubtful accounts                       1,197,905       289,582       720,500
                                                      -----------   -----------   -----------
                                                       36,832,012    27,868,025    23,287,080
                                                      -----------   -----------   -----------

Operating income                                        4,153,984     2,128,943     2,066,513
Other income (expense):
Interest income officer/director note                       4,193         3,972         4,575
Interest income parent company                                ---           ---         2,957
Interest expense parent company                           (55,996)       (1,633)          ---
Other income, net                                          86,753        75,850        25,111
                                                      -----------   -----------   -----------
                                                           34,950        78,189        32,643
                                                      -----------   -----------   -----------

Income before income taxes, minority interest
  and equity in affiliate earnings                      4,188,934     2,207,132     2,099,156

Income tax provision                                    1,576,292       878,211       771,180
                                                      -----------   -----------   -----------

Income before minority interest and equity in
  affiliate earnings                                    2,612,642     1,328,921     1,327,976

Minority interest in income
  of consolidated subsidiaries                           (681,385)     (223,291)     (155,412)

Equity in affiliate earnings                              282,946        44,354        69,533
                                                      -----------   -----------   -----------
          Net income                                  $ 2,214,203   $ 1,149,984   $ 1,242,097
                                                      ===========   ===========   ===========

Earning per share:
  Basic                                                   $.27          $.15         $.16
                                                          ====          ====         ====
  Diluted
                                                          $.25          $.13         $.14
                                                          ====          ====         ====